Exhibit 10.5

The Chemours Company

RETIREMENT SAVINGS RESTORATION PLAN

Originally Adopted Effective

July 1, 2015

THE CHEMOURS COMPANY

RETIREMENT SAVINGS RESTORATION PLAN

ARTICLE I

INTRODUCTION

1.1 Name. The name of this Plan is The Chemours Company Retirement Savings Restoration Plan (the “Plan”).

1.2 Purpose. This Plan is established by the Company effective as of the Effective Date for the purpose of providing Eligible Employees with deferrals of compensation that are not available under the Qualified Plan by reason of the limits imposed under Section 401(a)(17) of the Code. The Company intends that the Plan shall at all times be maintained on an unfunded basis for federal income tax purposes under the Code and administered for purposes of ERISA as a plan for a select group of management or highly compensated employees. The Company also intends that the Plan be operated and maintained in accordance with the requirements of Section 409A of the Code and the regulations and guidance thereunder.

ARTICLE II

DEFINITIONS

Whenever the following initially capitalized words and phrases are used in this Plan, they shall have the meanings specified below, unless the context clearly indicates to the contrary:

2.1 “Account” shall mean, with respect to each Participant, the value of all notional accounts maintained on behalf of a Participant, whether attributable to Employee Contributions, Matching Contributions, Non-elective Contributions or Transition Contributions or any returns on Deemed Investment Options credited thereon as described in Section 5.3.

2.2 “Affiliate” shall mean any corporation, organization or entity which is under common control with the Company or which is otherwise required to be aggregated with the Company pursuant to paragraphs (b), (c), (m), or (o) of Section 414 of the Code.

2.3 “Beneficiary” shall mean such person or legal entity as may be designated by a Participant pursuant to rules established by the Committee or, if no such person is properly designated or such person has predeceased the Participant, the Participant’s estate.

2.4 “Change in Control” shall have the meaning set forth in the Company’s Equity and Incentive Plan, provided that, to the extent such event affects the timing of any payment hereunder, such event also constitutes a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of the Company, in each case within the meaning of Section 409A of the Code.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6 “Committee” shall mean the Senior Vice President, Human Resources or delegate thereof.

2.7 “Company” shall mean The Chemours Company, a limited liability company under the laws of the State of Delaware and any successor thereto.

2.8 “Compensation” shall mean in respect of any Participant in respect of any Plan Year the Participant’s base salary for the Plan Year, including amounts deferred under this Plan, and any annual incentive earned by the Participant in respect of such Plan Year (determined in respect of the first Plan Year as the total amount of annual incentive earned for such Plan Year and payable by DuPont, the Company and their respective Affiliates multiplied by a fraction, the numerator of which is the number of days remaining in the Plan Year after the Effective Date and the denominator of which is 365).

2.9 “Deemed Investment Option” shall mean the investment options available from time to time under the Qualified Plan in respect of new contributions under the Qualified Plan.

2.10 “DuPont” shall mean E. I. du Pont de Nemours and Company, a corporation organized under the laws of the State of Delaware.

2.11 “Effective Date” shall mean the date on which the Company becomes publicly traded in connection with its separation from DuPont.

2.12 “Election Form” shall mean such form prescribed from time to time by the Committee pursuant to which a Participant elects to make Employee Contributions.

2.13 “Eligible Employee” shall mean any U.S.-based employee of the employer who is designated from time to time by the Employer as eligible to elect Employee Contributions in accordance with Article 4 hereof, and (b) eligible to participate in the Qualified Plan.

2.14 “Employee Contribution” shall mean any amount credited to a Participant’s account hereunder pursuant to Section 4.1.

2.15 “Employer” shall mean the Company and any Affiliate which, with the consent of the Company, adopts this Plan.

2.16 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.17 “Identification Date” shall mean each December 31.

2.18 “Installment Payment” shall means a series of substantially equal annual payments equal in value to a Participant’s Account (as adjusted each year to reflect earnings and losses attributable to the Participant’s Deemed Investment Options) paid over a period, as elected by the Participant, ranging from two years to fifteen years.

2.19 “Lump Sum Payment” shall mean a single sum distribution of the entire value of a Participant’s Account.

2.20 “Matching Contribution” shall mean any amount credited to a Participant’s account hereunder pursuant to Section 4.2.

2.21 “Non-elective Contribution” shall mean any amount credited to a Participant’s account hereunder pursuant to Section 4.3.

2.22 “Participant” shall mean each Eligible Employee whose Account has not yet been distributed in full.

2.23 “Payment Date” shall mean the date elected by a Participant for payment(s) from the Participant’s Account to commence, which date shall be either the date of the Participant’s Separation from Service or any date during any of the first five calendar years following the year in which his/her Separation from Service occurs.

2.24 “Plan” shall mean this The Chemours Company Retirement Savings Restoration Plan as it may be amended from time to time.

2.25 “Plan Pay” shall mean that portion of a Participant’s Compensation in respect of any Plan Year that is in excess of the limit established under Section 401(a)(17) of the Code in respect of such Plan Year, provided that solely for purposes of determining whether Plan Pay for the first Plan Year is in excess of the limit established under Section 401(a)(17) of the Code, a Participant’s Plan Pay shall be the excess over $265,000 of the Participant’s base salary and annual incentive attributable to DuPont, the Company and their respective Affiliates, collectively.

2.26 “Plan Year” shall mean the calendar year, provided that the first Plan Year shall commence on the Effective Date and end on the next following December 31.

2.27 “Qualified Plan” shall mean The Chemours Company Retirement Savings Plan or any successor thereto.

2.28 “Section 409A” shall mean Section 409A of the Code.

2.29 “Service” shall mean the service credited to a Participant under the Qualified Plan from time to time for vesting purposes.

2.30 “Separation from Service” shall mean the date a Participant’s employment with the Company and its Affiliates terminates, provided that such termination of employment constitutes a Separation from Service within the meaning of Section 409A.

2.31 “Specified Employee” shall mean an officer of the Employer at any time during the 12-month period ending on an Identification Date. If a Participant is a Specified Employee as of an Identification Date, such Participant is treated as a Specified Employee for the 12-month period beginning on the first day of the first month following the Identification Date. For the period beginning on the Effective Date and ending on the first Identification Date after the Effective Date, the Specified Employees shall be each employee of an Employer who immediately before the Effective Date was treated as a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) in respect of the DuPont Retirement Savings Restoration Plan.

2.32 “Transition Contribution” shall mean any amount credited to a Participant’s account hereunder pursuant to Section 4.4.

ARTICLE III

PARTICIPATION AND VESTING

3.1 Participation. Each Eligible Employee shall become a Participant upon first becoming an Eligible Employee and shall remain a Participant until his or her Account has been distributed in full, provided that the Committee in its discretion may determine in advance of any Plan Year that any Participant shall be ineligible to make Employee Contributions or be credited with Non-Elective Contributions in respect of such Plan Year.

3.2 Vesting.

(a) Employee Contributions, Matching Contributions, and any attributable returns on Deemed Investment Options shall be one hundred percent (100%) vested at the time such amounts are credited to the applicable Participant’s Account.

(b) Non-elective Contributions and any attributable returns on Deemed Investment Options shall be vested after the applicable Participant completes three (3) years of Service, or if earlier, upon (a) the occurrence of a Change in Control that occurs before his or her Separation from Service or (b) a Separation from Service attributable to (A) divestiture to an entity less than fifty percent (50%) owned by the Company, (B) disability within the meaning of the Company’s applicable long-term disability plan, (C) lack of work or (D) death.

(c) Transition Contributions and any attributable returns on Deemed Investment Options shall be vested after the applicable Participant completes two (2) years of Service after the Effective Date, or if earlier, upon (a) the occurrence of a Change in Control that occurs before his or her Separation from Service or (b) a Separation from Service attributable to (A) divestiture to an entity less than fifty percent (50%) owned by the Company, (B) disability within the meaning of the Company’s applicable long-term disability plan, (C) lack of work or (D) death.

(d) A Participant shall forfeit any amount credited to his/her Account to the extent it is not yet vested upon his/her Separation from Service.

ARTICLE IV

CONTRIBUTIONS

4.1 Employee Contributions. A Participant may elect to defer a percentage, not to exceed 6%, of his/her Plan Pay with respect to any Plan Year; provided, however, that such deferral election shall be made by executing an Election Form (i) during the open enrollment period established by the Committee for that purpose and (ii) on or before the last day of the calendar year preceding the first day of the Plan Year to which such deferral election relates or, with respect to annual incentive compensation, such later date as may be permitted under Section 409A of the Code; and provided further that, in respect of the Plan Year in which the Effective Date occurs, the election shall be that election (if any) made in respect of such year under the Retirement Savings Restoration Plan of DuPont. Any election made pursuant to this Section 4.1 shall remain in effect unless and until changed by the Participant; provided, however, that with respect to Plan Pay earned in any future taxable year, such election becomes irrevocable on December 31 of the preceding calendar year or, with respect to annual incentive compensation, such later date as may be permitted under Section 409A of the Code.

4.2 Matching Contributions. In respect of each Plan Year the Company shall credit to the Account of any Participant who elects to make an Employee Contribution in respect of such Plan Year an amount equal to such Employee Contribution. Any such Matching Contribution shall be credited to the Participant’s Account as soon as administratively practicable following the end of the Plan Year to which it relates or at such other time(s) as the Committee may determine.

4.3 Non-elective Contributions. Each Plan Year the Company shall credit to a Participant’s Account an amount equal to 3% of his/her Plan Pay in respect of such Plan Year. Such Non-elective Contribution shall be credited to the Participant’s Account as soon as administratively practicable following the end of the Plan Year to which it relates or at such other time(s) as the Committee may determine.

4.4 Transition Contributions. For each Plan Year for which the Company shall make a “Transition Benefit” contribution to the Qualified Plan in respect of a Participant, the Company shall credit to the Participant’s Account an amount equal to the portion (if any) of such Transition Benefit contribution that would have been but could not be made under the Qualified Plan by reason of the application of Section 401(a)(17) of the Code.

4.5 Termination as an Active Participant. No amount shall be credited to a Participant under this Article IV in respect of the period following his/her Separation from Service.

ARTICLE V

FUNDING AND INVESTMENTS

5.1 Plan Unfunded. This Plan shall be unfunded and no trust is created by this Plan. There will be no funding of any amounts to be paid pursuant to this Plan; provided, however, that nothing herein shall prevent the Company from establishing one or more grantor trusts from which benefits due under this Plan may be paid in certain instances. All benefits shall be paid from the general assets of the Company or any such grantor trust and a Participant (or his or her Beneficiary) shall have the rights of a general, unsecured creditor against the Company for any distributions due hereunder. This Plan constitutes a mere promise by the Company to make benefit payments in the future.

5.2 Participant’s Interest in Plan. A Participant has an interest only in the benefits to be paid pursuant to this Plan. A Participant has no rights or interests in any specific funds, stock or securities. Nothing in this Plan shall be interpreted as a guaranty that any funds in a grantor trust or the assets of the Company will be sufficient to pay any such benefit.

5.3 Deemed Investment Options. A Participant’s Account shall be deemed invested in the Deemed Investment Options designated from time to time by the Participant pursuant to the rules governing investment direction and crediting under the Qualified Plan from time to time. Notwithstanding that the rates of return credited to a Participant’s Account under the Deemed Investment Options are based upon their actual performance, the Company shall not be obligated to invest any amounts credited under the Plan, or any other amounts, in such portfolios or in any other investment funds.

5.4 Valuation of Account. The value of a Participant’s Account as of any date shall equal the amounts theretofore credited to such Account, including any earnings (positive or negative) deemed to be earned on such Account in accordance with Section 5.3 through the day preceding such date, less the amounts theretofore deducted from such Account.

ARTICLE VI

DISTRIBUTIONS

6.1 Payment Date and Form of Payment Generally.

(a) A Participant shall designate on his/her Election Form in respect of any Plan Year the Payment Date in respect of such Plan Year and whether amounts credited to his Account in respect of any Plan Year shall be distributed in the form of a Lump Sum or Installment Payments (and, in the case of Installment Payments, the duration of such payments). An Election Form shall remain in effect unless and until changed by the Participant; provided, however, that such election in respect of any Plan Year shall become irrevocable on the December 31 preceding such Plan Year.

(b) Unless distributed earlier as provided in this Plan, distributions from a Participant’s Account shall commence within sixty days of the Payment Date elected by the Participant; provided, however that if the Participant is classified as a Specified Employee at the time the individual incurs a Separation from Service other than by reason of death or disability within the meaning of Section 409A, then any distributions otherwise scheduled to be paid by reason of and within six months following such Separation from Service shall instead be paid on or as soon as practicable following the date that is six months following such Separation from Service.

(c) If a Participant fails properly to elect a Payment Date and/or form of payment in respect of any Plan Year, the Payment Date shall be the date of the Participant’s Separation from Service and the form of payment shall be a Lump Sum.

6.2 Distributions on Death. In the event of a Participant’s death before his/her Account has been distributed in full, distribution of the remaining Account balance shall be made to the Participant’s Beneficiary in a Lump Sum Payment as soon as practicable following the date of death.

6.3 Permissible Acceleration of Payments. No acceleration of time or schedule of payments under the Plan shall be permitted except as set forth in this Section 6.3 or as otherwise permitted under the Plan and Section 409A(a)(3) of the Code.

(a) Distribution for Taxes. The Committee may accelerate payment of all or part of a Participant’s Account to satisfy any state, local, or foreign tax obligations, taxes imposed under the Federal Insurance Contributions Act or the Railroad Retirement Act, and any related federal income tax thereon, arising from a Participant’s participation in the Plan. Such payment of withholding must be limited to the amount necessary to fulfill such tax obligation.

(b) Small Payment. Notwithstanding any provision of the Plan to the contrary, if the total value of a Participant’s Account payable hereunder is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code upon the Participant’s Separation from Service, and the Participant is not entitled to a benefit from any other plan that is required to be aggregated with this Plan pursuant to Treasury Regulation Section 1.409A-1(c)(2), the Committee may distribute such amount to the Participant upon such Separation from Service in the form of a Lump Sum Payment.

ARTICLE VII

ADMINISTRATION

7.1 Administration. The Committee shall be in charge of the overall operation and administration of this Plan. The Committee shall have, to the extent appropriate and in addition to the powers described elsewhere in this Plan, full discretionary authority to construe and interpret the terms and provisions of the Plan and to adopt, alter and repeal administrative rules, guidelines and practices governing the Plan.

7.2 Delegation. The Committee may delegate specific responsibilities to other persons or entities as the Committee shall determine. The Committee may authorize one or more of its number, or any agent, to execute or deliver any instrument or to make any payment in its behalf. The Committee may employ and rely on the advice of counsel, accountants, and such other persons as may be necessary in administering the Plan.

7.3 Interpretation. Except as otherwise provided herein, the Committee may take any action, correct any defect, supply any omission or reconcile any inconsistency in this Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry this Plan into effect or to carry out the Company’s purposes in adopting this Plan. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company or the Committee arising out of or in connection with the Plan, shall be within the absolute discretion of each of them, and shall be final, binding and conclusive on the Company, all Participants and Beneficiaries and their respective heirs, executors, successors and assigns. The Committee’s determinations hereunder need not be uniform, and may be made selectively among Eligible Employees, whether or not they are similarly situated.

7.4 Records and Reports. The Committee shall keep a record of proceedings and actions and shall maintain or cause to be maintained all such books of account, records, and other data as shall be necessary for the proper administration of the Plan. Such records shall contain all relevant data pertaining to individual Participants and their rights under this Plan. The Committee shall have the duty to carry into effect all rights or benefits provided hereunder to the extent assets of the Company are properly available.

7.5 Payment of Expenses. The Company shall bear all expenses incurred by the Committee in administering this Plan.

7.6 Indemnification for Liability. The Company shall indemnify the Committee and the employees of the Company to whom the Committee delegates duties under this Plan against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with this Plan, unless the same is determined to be due to gross negligence or willful misconduct.

7.7 Claims Procedure. If a claim for benefits or for participation under this Plan is denied in whole or in part, a Participant will receive written notification. The notification will include specific reasons for the denial, specific reference to pertinent provisions of this Plan, a description of any additional material or information necessary to process the claim and why such material or information is necessary, and an explanation of the claims review procedure.

7.8 Review Procedure. Within ninety days after the claim is denied, a Participant (or his or her duly authorized representative) may file a written request with the Committee for a review of his or her denied claim. The Participant may review pertinent documents that were used in processing his or her claim, submit pertinent documents, and address issues and comments in writing to the Committee. The Committee will notify the Participant of his or her final decision in writing. In his or her response, the Committee will explain the reason for the decision, with specific references to pertinent Plan provisions on which the decision was based.

7.9 Incompetency of Participant or Beneficiary. The Committee may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan in the event that a Participant or Beneficiary is declared incompetent and a conservator or other person legally charged with such individual’s care is appointed. Except as otherwise provided herein, when the Committee determines that such individual is unable to manage his or her financial affairs, the Committee may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and this Plan for such individual.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1 Amendment and Termination. The Company reserves the right to change or discontinue this Plan in its discretion by action of the Compensation Committee of its Board of Directors or its delegate; provided, however, that following a Change in Control no such amendment or termination may adversely affect the deferrals made under the Plan prior to the termination or adoption of the amendment (including, without limitation, any terms, conditions or distribution alternatives applicable to such deferrals). In addition, notwithstanding the preceding sentence, for a period of two years following a Change in Control, the Company shall not terminate the Plan in whole or in part or make any amendment to the Plan which in any way adversely affects or limits the terms and conditions of benefits as available pursuant to the Plan immediately prior to the Change in Control.

8.2 Continuation. Notwithstanding the provisions of Section 8.1, any amendment or termination of the Plan shall not be given effect to the extent it would cause amounts credited under the Plan to be subject to tax under Section 409A.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Right of Company to Take Employment Actions. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Company (including its Affiliates) and any Eligible Employee, nor to be a consideration for, nor an inducement or condition of, the employment of any person. Nothing herein contained, or any action taken hereunder, shall be deemed to give any Eligible Employee the right to be retained in the employ of the Company or its Affiliates or to interfere with the right of the Company or its Affiliates to discharge any Eligible Employee at any time, nor shall it be deemed to give to the Company or its Affiliates the right to require the Eligible Employee to remain in the employ of the Company or any of its Affiliates, nor shall it interfere with the Eligible Employee’s right to terminate his or her employment at any time. Nothing in this Plan shall prevent the Company or any Affiliate from amending, modifying, or terminating any other benefit plan.

9.2 Alienation or Assignment of Benefits. A Participant’s rights and interest under this Plan shall not be assigned or transferred except as otherwise provided herein, and the Participant’s rights to benefit payments under this Plan shall not be subject to alienation, pledge, or garnishment by or on behalf of creditors (including heirs, beneficiaries, or dependents) of the Participant or of a Beneficiary.

9.3 Right to Withhold. To the extent required by law in effect at the time a distribution is made from this Plan, the Company, its Affiliates or the agents of the foregoing shall have the right to withhold or deduct from any benefit payments any taxes required to be withheld by federal, state, or local governments.

9.4 Construction. All legal questions pertaining to this Plan shall be determined in accordance with the laws of the State of Delaware, to the extent such laws are not superseded by the Code or ERISA.

9.5 Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

9.6 Headings. The headings of the Articles and Sections of this Plan are for reference only and shall be disregarded in its construction.

9.7 Number and Gender. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply, and references to the male gender shall be construed as applicable to the female gender where applicable, and vice versa.

9.8 Limitation of Liability. Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with this Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such agent of the Company.

9.9 Section 409A. The Plan is intended to comply with the applicable requirements of Section 409A to the extent subject thereto and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith to the extent subject thereto. Notwithstanding anything in the Plan to the contrary, elections to defer Plan Pay and distributions from the Plan may only be made in a manner and as permitted by Section 409A, and to the extent a Participant’s action or inaction under the Qualified Plan with respect to elective deferrals and/or employee pre-tax and after-tax contributions results in a decrease in the amounts deferred under this Plan, such decrease shall comport with the requirements under Treasury Regulation Section 1.409A-3(j)(5)(iii) or (iv), as the case may be, to the extent the decrease would otherwise cause the imposition of a tax under Section 409A of the Code. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a Participant shall not be considered to have separated from service with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan on account of a separation from service until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent that any provision of the Plan would cause a conflict with the requirements of Section 409A, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. For purposes of Section 409A, each Installment Payment shall be treated as a separate payment. The Company makes no representation that any or all of the payments or benefits described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Each Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.